Exhibit 99.1

News

Release

Date:		April 11, 2007
Contact:	Entergy Nuclear		Consumers Energy
	Jim Steets (News Media)		Jeff Holyfield (News Media)
	(914) 272-3545 (offices)		(517) 788-2394
	(914) 671-0457 (cell)		jlholyfield@cmsenergy.com
	jsteets@entergy.com		—
Tim Kohlitz or Phil
McAndrews (Investor
Relations)
(517) 788-2590
Invstrel@cmsenergy.com

Entergy and Consumers Energy Announce Closing of Palisades Nuclear Energy Plant Transaction

New York, NY—Entergy Corporation (NYSE: ETR) and Consumers Energy, the principal subsidiary of CMS Energy (NYSE: CMS), announced today the completion of the previously announced purchase by Entergy of the 798-megawatt Palisades Nuclear Plant, near South Haven, Michigan for $380 million.

As part of the purchase, Entergy will sell 100 percent of the plant’s output, up to its current 798 megawatts, back to Consumers Energy for 15 years at a price that retains the benefits of the low-cost nuclear generation for Consumers Energy’s 1.8 million electric customers.

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Said Entergy Nuclear President and Chief Nuclear Officer Michael R. Kansler, “Entergy Nuclear has a strong track record of generating safe, clean, reliable, and low-cost energy across the Southern and Northeastern United States. Now that Palisades is part of Entergy’s nuclear fleet, we look forward to bringing our track record to Michigan and continuing Entergy’s strong tradition as a good employer and community partner that our customers, local communities and employees expect and deserve.”

The transfer in ownership was reviewed by the Nuclear Regulatory Commission (NRC), the Michigan Public Service Commission (MPSC), U.S. Department of Justice (USDOJ), the Federal Trade Commission (FTC), and the Federal Energy Regulatory Commission (FERC).

David Joos, CMS Energy’s president and chief executive officer, said Consumers Energy’s 1.8 million customers will benefit from the sale and the 15-year contract for the plant’s electrical output.

“Palisades will continue to provide the benefits of low-cost nuclear generation to Consumers Energy’s customers.  Plus, net proceeds from the sale will be used to provide $255 million in bill credits to customers over the next 18 months, as ordered by the Michigan Public Service Commission.  Together, this sale and power contract provide significant benefits to customers.  Entergy is one of the premier operators of nuclear energy plants in the country and able to continue the long tradition of safe, reliable and economic production from the Palisades plant,” said Joos.

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The transaction includes the transfer of the Big Rock Point Independent Spent Fuel Storage Installation to Entergy.

With the addition of Palisades, Entergy – the nation’s second largest nuclear power company – owns and manages 11 nuclear generating power plants and manages a 12th for the State of Nebraska. On January 18, Palisades was granted a 20-year renewal of its operating license by the Nuclear Regulatory Commission. Its current operating license now expires in 2031.

About Entergy Corporation

Entergy Corporation, headquartered in New Orleans, La., is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity. Entergy Nuclear, its nuclear businesses headquartered in Jackson, Miss., is the second-largest nuclear power operator in the United States and the largest in the Northeast. Entergy delivers electricity to 2.6 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $10 billion and approximately 14,000 employees. Additional information regarding the transaction is available in Entergy’s investor release dated July 12, 2006, on Entergy’s investor relations website at http://www.shareholder.com/entergy/publications.cfm. For more information, please visit www.entergy-nuclear.com.

About CMS Energy

CMS Energy is a Michigan-based company that has as its primary business operations an electric and natural gas utility, natural gas pipeline systems, and independent power generation. For more information, please visit www.consumersenergy.com.